UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2014

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2014, Enstar Group Limited (“Enstar”), Veranda Holdings Ltd., an entity in which Enstar owns an indirect 60% interest (“Veranda”), Hudson Securityholders Representative LLC and Torus Insurance Holdings Limited (“Torus”) entered into an Amended and Restated Agreement and Plan of Amalgamation (the “Amended Amalgamation Agreement”). The Amended Amalgamation Agreement amends and restates the original Amalgamation Agreement entered into between the same parties on July 8, 2013. The Amended Amalgamation Agreement continues to provide for the amalgamation (the “Amalgamation”) of Veranda and Torus (the combined entity, the “Amalgamated Company”). Torus is a global specialty insurer and holding company of six wholly-owned insurance vehicles, including Lloyd’s Syndicate 1301.

Pursuant to the Amended Amalgamation Agreement, the purchase price for the Amalgamation has been reduced from $692.0 million to $646.0 million. In addition, the parties have agreed that no portion of the purchase price will be held in an escrow account to fund any post-closing indemnity claims by Enstar. The original Amalgamation Agreement had contemplated $46.0 million of the purchase price being held in such an escrow account. In lieu of the escrow, Enstar and Veranda will have limited post-closing indemnification rights directly against certain current shareholders of Torus for any breaches of specific fundamental representations in the Amended Amalgamation Agreement and certain identified covenants.

Enstar and its affiliates, on the one hand, and Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (collectively, “Trident”), the owner of the remaining 40% interest in Bayshore Holdings Ltd., the parent company of Veranda (“Bayshore”), on the other hand, will fund 60% and 40%, respectively, of the purchase price and all expenses related to the Amalgamation. The reduction in the purchase price will come from the previously disclosed cash portion of the purchase price, and Enstar will continue to be obligated to issue, upon the closing of the Amalgamation, 2,612,346 Enstar shares (which will consist of a combination of voting ordinary shares and Series B convertible non-voting preference shares) that had an aggregate value of approximately $346.0 million (or $132.448 per share) at the time the original Amalgamation Agreement was signed. Enstar will also contribute approximately $45.2 million in cash to Bayshore to fund its remaining share of the purchase price and expenses related to the Amalgamation. Trident will contribute approximately $260.8 million in cash to Bayshore to fund its share of the purchase price and expenses related to the Amalgamation. Following the Amalgamation, Enstar and Trident will continue to own, respectively, a 60% and 40% indirect interest in the Amalgamated Company through their ownership of Bayshore.

Completion of the Amalgamation is conditioned on, among other things, governmental and regulatory approvals and satisfaction of various customary closing conditions. The transaction is expected to close on the later of April 1, 2014 or three business days following the receipt of all governmental and regulatory approvals.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2013; these risk factors are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED

Date: March 12, 2014	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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